Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies

FROM:	First Commonwealth
Financial Corporation

DATE:	October 22, 2009

First Commonwealth Announces Third Quarter 2009 Financial Results

Indiana, PA., October 22, 2009 - First Commonwealth Financial Corporation (NYSE: FCF), the holding company for First Commonwealth Bank, announced today financial results for the third quarter ended September 30, 2009.

Third Quarter Results

First Commonwealth reported a net loss for the third quarter 2009 of $3.0 million, or $(0.04) per diluted share compared to net income of $10.2 million, or $0.14 per diluted share in the third quarter of 2008 as a result of a $17.5 million ($11.4 million after tax) increase in the provision for credit losses as well as an increase of $1.3 million ($859 thousand after tax) in other-than-temporary impairment charges. The higher provision was related to commercial construction loans primarily outside of Pennsylvania in addition to two out of state commercial and industrial loans which are Shared National Credits (SNC). The other-than-temporary impairment charges resulted from further credit deterioration of the company’s pooled trust preferred collateralized debt obligations.

Developments during the third quarter included:

•	Total loans increased $112.3 million and low cost (demand and savings) deposits increased $88.6 million from June 30, 2009.

•	Non-accrual loans increased $51.9 million from June 30, 2009.

•	The provision for credit losses was $21.4 million ($13.9 million after tax) in the third quarter 2009.

•	The company recorded impairment losses of $9.9 million ($6.5 million after tax) relating to trust preferred collateralized debt obligations in the third quarter 2009.

•	FDIC insurance costs increased $1.9 million ($1.2 million after tax) from the third quarter of 2008.

•	Non-interest expense decreased $3.4 million from the quarter ended June 30, 2009.

Total nonperforming loans increased $51.9 million during the third quarter 2009 from June 30, 2009 to $133.8 million, or 2.88% of total loans, as of September 30, 2009. Significant additions to nonperforming loans included:

•	A $38.8 million real estate construction loan in Southeastern Florida for land to be used in a condominium development.

•	A $10.8 million real estate loan for a landfill in Western Pennsylvania.

•	An $8.2 million real estate construction loan in Lake Tahoe, Nevada for the acquisition of land, which was 90 days delinquent at quarter end.

•	A $4.9 million commercial loan to a manufacturer of semiconductors in Texas.

•	A $4.5 million real estate construction loan for residential lot development in Western Pennsylvania.

The increase in nonperforming loans was partially offset by $14.2 million in charge offs taken on existing nonperforming loans in the third quarter.

“Although our provision for credit losses remains high, our third quarter provision of $21.4 million was down significantly from the previous quarter,” said John J. Dolan, President and CEO. “We continue to be disciplined in providing for credit loss provisions as economic conditions affecting the credit quality of commercial construction loans out-of-state have not subsided. We believe these actions are prudent during this distressed economic period. At the same time, our capital ratios are strong, allowing us to work through this difficult environment.”

Dolan noted, “Commercial construction loans represent nearly 75% of our total non-performing loans as of September 30, 2009, but represent only 7.5% of our total loan portfolio. Despite these credit quality issues, we are pleased with the strong annualized growth we are experiencing in low cost transaction and savings deposits and commercial, consumer, and small business loans. We continue to fulfill the credit needs of our community.”

Average diluted shares in the third quarter 2009 were 16.2% greater than the comparable quarter in 2008 primarily due to the issuance of 11.5 million shares of common stock in connection with a capital raise completed on November 5, 2008.

Net Interest Income and Margin

Net interest income increased $3.1 million, or 6.4%, in the third quarter of 2009 from the third quarter of 2008, despite the negative impact of loans transferred to non-accrual status. The increase was a result of both growth in earning assets and an increase in the net interest margin.

The net interest margin on a tax equivalent basis for the third quarter 2009 increased four basis points to 3.62% compared with 3.58% in the corresponding period last year. The increase in our net interest margin can be attributed to increased loan volume and declines in the cost of interest-bearing liabilities exceeding the declines in yields on total interest-earning assets. The decrease in the cost of interest-bearing liabilities can be attributed to lower interest rates, combined with a shift in the mix of our liabilities to low cost deposits and short-term borrowings from time deposits and long-term debt. The net interest margin for the third quarter 2009 was negatively impacted $1.9 million, or 12 basis points (0.12%), due to reversal of previously recorded income on loans transferred to non-accrual status during the third quarter of 2009.

Average interest-earning assets increased by $251.1 million, or 4.4%, in the third quarter of 2009 compared to the third quarter of 2008, driven by an increase in average loans of $450.8 million, or 10.9%, due primarily from loan growth experienced in the fourth quarter of 2008. This quarter-to-quarter loan growth was funded by investment run-off, deposit growth and short-term borrowings. Average investment securities decreased $199.7 million, average deposits increased $226.8 million and average short-term borrowings, or wholesale borrowings, increased $138.3 million. A portion of the increase in average short-term borrowings was also due to refinancing $190.0 million of longer term Federal Home Loan Bank advances in the fourth quarter of 2008. These advances were due to mature in the first seven months of 2009 and were replaced with lower costing overnight borrowings.

The mix of deposits continued to improve during the third quarter of 2009, as management continued to supplement deposit growth with wholesale borrowing due to the significant spread between wholesale borrowing costs and rates paid on interest-bearing deposits. Average time deposits decreased $230.9 million or 11.9% from September 30, 2008 to September 30, 2009. This run-off was offset with increased levels of lower costing transaction and savings deposits. Average noninterest-bearing demand deposits increased $41.2 million, or 7.4%, and average interest-bearing demand deposits and savings deposits increased $416.5 million, or 23.3%, from the third quarter of 2008 to the third quarter of 2009.

Non-Interest Income

Non-interest income decreased $2.5 million, or 40.5%, in the third quarter of 2009 compared to the same period last year. This decrease was primarily due to higher credit related other-than-temporary impairment losses of $1.3 million and a decline of $866 thousand in net security gains.

Insurance and retail brokerage commissions rose $678 thousand, or 48.8%, as a result of higher sales resulting from additional producers and an enhanced calling program. Card related interchange income increased $274 thousand as a result of growth in usage of debit cards and larger dollar transactions. These were offset by a decline of $357 thousand in income from bank owned life insurance as a result of lower crediting rates.

Non-Interest Expense

Non-interest expense increased $2.9 million, or 7.6%, for the third quarter of 2009 from the third quarter of 2008 primarily due to higher FDIC insurance costs and other operating expenses. FDIC insurance costs rose $1.9 million driven by premium increases. Other operating expenses increased $1.1 million primarily due to collection and repossession costs related to the nonperforming loans.

Credit Quality and Provision for Credit Losses

For the quarter ending September 30, 2009, nonperforming loans increased $51.9 million to $133.8 million from June 30, 2009. Net charge-offs were $15.6 million in the third quarter 2009 compared to $2.9 million in the same period in 2008. $11.1 million of the increase in quarterly net charge-offs was related to one commercial construction loan and one commercial and industrial loan, both of which are SNCs. These charge-offs are a result of management’s internal review of these credits and were substantiated by the SNC 2009 annual review. Nonperforming loans as a percentage of total loans increased from 1.81% at June 30, 2009 to 2.88% at September 30, 2009.

Loans past due in excess of 90 days and still accruing at September 30, 2009 decreased $609 thousand to $14.4 million compared to June 30, 2009. The majority of these loans are consumer loans secured by residential real estate.

The provision for credit losses for the third quarter of 2009 was $21.4 million, an increase of $17.5 million compared to the third quarter of 2008. The provision exceeded the net charge-offs in the third quarter of 2009 by $5.8 million. The allowance for credit losses as a percentage of average loans at September 30, 2009 increased to 1.96%, compared to 1.85% at June 30, 2009.

Income Tax

The provision for income taxes for the third quarter of 2009 decreased $6.7 million from the same period in 2008 primarily due to the decrease in income before taxes partly offset by a decline in nontaxable income and tax credits. First Commonwealth’s effective tax rate was 64.8% for the tax benefit in the third quarter of 2009 compared to 10.0% for the tax expense in the comparable quarter in 2008. The effective tax rate in the third quarter 2009 reflects the loss before taxes, permanent differences and tax credits. Nontaxable income and tax credits had a greater impact on the effective tax rate during the third quarter of 2009 due to the third quarter 2009 pretax loss compared to pretax income in the third quarter of 2008.

Single Issue Trust Preferred Securities, Subordinated Debentures and Trust Preferred Collateralized Debt Obligations

First Commonwealth’s investment portfolio includes single issue trust preferred securities, subordinated debentures and trust preferred collateralized debt obligations.

As of September 30, 2009, our single issue portfolio consists of 18 issues with a book value of $22.5 million and an estimated fair value of $19.0 million, while the book value and estimated fair value of the three subordinated debentures totaled $1.2 million. The single issues and subordinated debentures are issued primarily from money center and large regional banks.

Our pooled trust preferred collateralized debt obligations consist of 14 securities comprised of 376 banks and other financial institutions. Two of our pooled securities are senior tranches and the remainder are mezzanine tranches. As of September 30, 2009, the book value of our pooled securities totaled $77.2 million with an estimated fair value of $34.4 million. In the third quarter of 2009, a $9.9 million other-than-temporary impairment charge was recorded on ten trust preferred collateralized debt obligations that are expected to experience a principal shortfall. The amount of impairment charge recognized represents the expected credit loss on these securities. Additional detail related to our pooled trust preferred securities is provided in the Consolidated Selected Financial Data portion of this press release.

Based on management’s valuation analysis as of September 30, 2009, all of the single issues and subordinated debentures and the remainder of the trust preferred collateralized debt obligations are expected to return 100% of their principal and interest. However, additional bank failures or interest deferrals and defaults could result in additional other-than-temporary impairment charges.

We previously disclosed our evaluation of the impact of subsequent events relating to two banks with securities in our pooled trust preferred securities on our impairment analysis of those pools as of December 31, 2008. This evaluation was conducted in response to comments raised by the staff of the Securities and Exchange Commission (SEC) in connection with its review of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Based upon this evaluation, we determined that the impact of those events on our impairment analysis at December 31, 2008 was not material and provided our conclusion and supporting analysis to the SEC staff. The staff has subsequently advised us that it has completed its review of our filings and has no further comments at this time.

Year-to-Date Results

Net loss for the nine months ended September 30, 2009 was $20.0 million, or $(0.24) per diluted share compared to net income of $34.2 million, or $0.47 per diluted share in the same period last year. The decrease was due to the $65.5 million ($42.5 million after tax) increase in the provision for credit losses and a $19.4 million ($12.6 million after tax) increase in other-than-temporary impairment losses related primarily to our trust preferred collateralized debt obligations.

Net Interest Income and Margin

Net interest income for the nine months ended September 30, 2009 increased $17.1 million, or 12.6%, from the comparable period in 2008 despite the negative impact of loans transferred to non-accrual status. The increase was a result of both growth in earning assets and an increase in the net interest margin.

The net interest margin for the nine months ended September 30, 2009 increased 22 basis points to 3.69% compared with 3.47% in the corresponding period last year. The increase in net interest margin is attributable to increased loan volume and decreases in the cost of interest-bearing liabilities exceeding the declines in yields on total interest-earning assets. The decrease in the cost of interest-bearing liabilities is the result of lower interest rates, combined with a shift in the mix of our liabilities to low cost deposits and short-term borrowings from time deposits and long-term debt. In the first nine months of 2009 compared to the corresponding period in 2008, average time deposits declined $276.7 million, or 13.5%, which were offset with increases in lower costing transaction and savings accounts. Average noninterest-bearing demand deposits increased $46.1 million, or 8.6%, and average interest-bearing demand deposits and savings deposits increased $319.7 million, or 18.5%. The net interest margin for the nine months ended September 30, 2009 was negatively impacted $2.3 million, or five basis points (0.05%) due to reversal of previously recorded income on loans transferred to non-accrual status during 2009.

Average interest-earning assets were $274.6 million, or 4.9%, higher in the nine months ended September 30, 2009 compared to the same period in 2008, primarily from an increase in average loans of $513.1 million, or 12.8%. The increase in loans was funded by investment run-off, and deposit and short-term borrowings growth. Average investment securities declined $238.7 million while average deposits increased $89.1 million and average short-term borrowings rose $355.9 million.

Non-Interest Income

Non-interest income decreased $19.6 million in the nine months ended September 30, 2009 compared to the same period in 2008. The decline was primarily due to increased credit related other-than-temporary impairment losses of $18.3 million on trust preferred collateralized debt obligations and $1.1 million on bank equity securities in addition to the $1.4 million decline in net securities gains.

Other operating income increased $2.4 million due to a $2.1 million gain on a favorable legal settlement. Also, insurance and retail brokerage commissions increased $1.4 million as a result of higher sales due to additional producers and an enhanced calling program. These increases were partially offset by decreases in service charges on deposit accounts of $1.2 million, income from bank owned life insurance of $1.1 million and trust income of $910 thousand. The decline in service charges on deposit accounts was due to lower overdraft activity. Income from bank owned life insurance decreased due to lower crediting rates and trust income decreased as a result of lower market values of assets under management.

During the first quarter of 2009, First Commonwealth early adopted FASB Accounting Standards Codification 320-10-65, Transition Related to FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-than-Temporary Impairments which requires that credit related other-than-temporary impairment be recognized in earnings while noncredit-related other-than-temporary impairment on securities not expected to be sold be recognized in other comprehensive income (“OCI”).

In accordance with the new accounting guidance, the noncredit-related portion of other-than-temporary impairment losses previously recognized in earnings during 2008 was reclassified as a cumulative effect adjustment that increased retained earnings and decreased accumulated OCI. Of the $13.0 million in other-than-temporary impairment charges recognized in 2008, $6.5 million related to noncredit-related impairment. Therefore, the cumulative effect adjustment to retained earnings totaled $6.5 million or $4.2 million, net of tax.

Non-Interest Expense

Non-interest expense for the nine months ended September 30, 2009 increased $13.9 million, or 11.9%, from the corresponding period in 2008 primarily due to higher FDIC insurance costs, other operating expenses and salaries and employee benefits. FDIC insurance costs rose $8.0 million mainly from premium increases and the $2.9 million special assessment. Other operating expenses rose $3.2 million, or 13.2%, primarily as a result of collection and repossession costs of $1.1 million associated with the two loans that were transferred to other real estate owned in the first quarter of 2009 and costs of $1.0 million related to nonperforming loans. Salaries and employee benefits increased $3.1 million, or 4.3%. Salaries increased $2.0 million, or 4.9%, as a result of annual merit increases and an increase in the number of employees due to new branch offices and enhancing the consumer infrastructure for small business banking and retail brokerage. Employee benefits increased $1.1 million, or 7.7%, primarily due to the $1.4 million rise in hospitalization expense.

Provision for Credit Losses

The provision for credit loss for the nine months ended September 30, 2009 increased $65.5 million from the comparable period in 2008 due primarily to the deterioration in current economic conditions surrounding industries closely linked to the residential housing, hospitality, and recreation markets outside of Pennsylvania, as well as deterioration in commercial loans outside of our local market. For the nine months ended September 30, 2009, the provision of $77.9 million exceeded the net charge-offs of $41.8 million. Please refer to the Credit Quality and Provision for Credit Losses section above for further detail.

Income Tax

The provision for income taxes decreased $27.7 million for year-to-date 2009 from the comparable period in 2008 due to the $81.8 million decline in income before taxes. The effective tax rate was 52.8% for the tax benefit in the nine months ended September 30, 2009 compared to 13.6% for the tax expense in the same period in 2008. Nontaxable income and tax credits had a greater impact on the effective tax rate for the nine months ended September 30, 2009 due to the 2009 pretax loss compared to pretax income for the nine months ended September 30, 2008.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.5 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the adequacy of First Commonwealth’s allowance for credit losses, liquidity and capital; and expected future cash flows from investments in trust preferred collateralized debt obligations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations. These plans, strategies and expectations are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include, among other things:

•	Deepened or prolonged weakness in economic and business conditions, nationally and in First Commonwealth’s market areas, which could increase credit-related losses and expenses and limit growth;

•	Further declines in the market value of investment securities that are considered to be other-than-temporary, which would negatively impact First Commonwealth’s earnings and capital levels;

•	Increases in defaults by borrowers and other delinquencies, which could result in an increased provision for credit losses on loans and related expenses;

•

Reduced wholesale funding capacity or higher borrowing costs due to capital constraints at the Federal Home Loan Bank, which would reduce First Commonwealth’s liquidity and negatively impact earnings and net interest margin;

•	Fluctuations in interest rates and market prices, which could reduce net interest margin and asset valuations and increase expenses;

•

Changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries, which could increase costs, limit certain operations and adversely affect results of operations; and

•	Other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACT: First Commonwealth Financial Corporation

Investor Relations: Donald A. Lawry, Vice President 724-349-7220

Media: Susie Barbour, Communications & Media Relations Supervisor 724-463-5618

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	For the Quarter Ended					For the Nine Months Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	September 30, 2009	September 30, 2008
Interest Income
Interest and fees on loans	$57,085	$57,793	$58,275	$64,580	$62,285	$173,153	$186,966
Interest and dividends on investments:
Taxable interest	12,406	13,177	13,708	14,434	15,013	39,291	46,122
Interest exempt from Federal income taxes	2,540	2,660	2,894	3,025	3,176	8,094	10,118
Dividends	31	89	63	389	663	183	1,950
Interest on Federal funds sold	0	0	0	0	0	0	2
Interest on bank deposits	1	1	1	1	2	3	9

Total interest income	72,063	73,720	74,941	82,429	81,139	220,724	245,167

Interest Expense
Interest on deposits	17,014	17,874	19,576	22,045	23,069	54,464	79,472
Interest on short-term borrowings	947	1,133	1,347	2,238	4,634	3,427	12,590

Interest on subordinated debentures	1,447	1,559	1,766	1,908	1,870	4,772	5,659
Interest on other long-term debt	1,672	1,666	1,653	3,582	3,639	4,991	11,504

Total interest on long-term debt	3,119	3,225	3,419	5,490	5,509	9,763	17,163

Total interest expense	21,080	22,232	24,342	29,773	33,212	67,654	109,225

Net Interest Income	50,983	51,488	50,599	52,656	47,927	153,070	135,942
Provision for credit losses	21,416	48,248	8,242	10,642	3,913	77,906	12,453

Net Interest Income after provision for credit losses	29,567	3,240	42,357	42,014	44,014	75,164	123,489

Non-Interest Income
Impairment losses on securities	(24,716)	(14,421)	(28,589)	(3,850)	(8,619)	(67,726)	(9,161)
Noncredit-related losses on securities not expected to be sold (recognized in other comprehensive income) (a)	14,776	5,660	18,723	0	0	39,159	0

Net impairment losses	(9,940)	(8,761)	(9,866)	(3,850)	(8,619)	(28,567)	(9,161)

Net securities gains	44	56	24	15	910	124	1,502
Trust income	1,366	1,151	1,087	1,125	1,444	3,604	4,514
Service charges on deposit accounts	4,555	4,406	3,837	4,555	4,792	12,798	14,003
Insurance and retail brokerage commissions	2,068	1,756	1,616	1,236	1,390	5,440	4,061
Income from bank owned life insurance	1,078	1,034	1,138	1,155	1,435	3,250	4,368
Card related interchange income	2,224	2,138	1,896	1,956	1,950	6,258	5,653
Other operating income	2,339	4,935	3,008	3,820	2,972	10,282	7,879

Total non-interest income	3,734	6,715	2,740	10,012	6,274	13,189	32,819

Non-Interest Expense
Salaries and employee benefits	21,405	21,081	22,500	21,658	21,091	64,986	61,849
Net occupancy expense	3,264	3,528	4,000	3,807	3,613	10,792	11,248
Furniture and equipment expense	3,121	2,977	2,975	2,845	2,995	9,073	9,131
Data processing expense	1,136	1,165	1,132	1,161	1,075	3,433	3,122
Pennsylvania shares tax expense	1,310	1,312	1,331	1,357	1,342	3,953	3,952
Intangible amortization	684	743	743	743	802	2,170	2,465
FDIC insurance	2,046	4,863	1,521	182	179	8,430	427
Other operating expenses	8,980	9,666	9,146	10,124	7,900	27,792	24,544

Total non-interest expense	41,946	45,335	43,348	41,877	38,997	130,629	116,738

(Loss) Income before income taxes	(8,645)	(35,380)	1,749	10,149	11,291	(42,276)	39,570
Income tax (benefit) provision	(5,602)	(16,761)	62	1,260	1,127	(22,301)	5,372

Net (Loss) Income	$(3,043)	$(18,619)	$1,687	$8,889	$10,164	$(19,975)	$34,198

Average Shares Outstanding	84,594,952	84,559,889	84,521,266	80,076,383	72,715,709	84,558,972	72,597,977
Average Shares Outstanding Assuming Dilution	84,597,649	84,597,997	84,582,545	80,179,260	72,817,216	84,592,785	72,704,279
Per Share Data:
Basic Earnings Per Share	$(0.04)	$(0.22)	$0.02	$0.11	$0.14	$(0.24)	$0.47
Diluted Earnings Per Share	$(0.04)	$(0.22)	$0.02	$0.11	$0.14	$(0.24)	$0.47
Cash Dividends Declared per Common Share	$0.03	$0.00	$0.12	$0.17	$0.17	$0.15	$0.51

(a)	In accordance with the early adoption of Financial Accounting Standards Board Accounting Standards Codification 320-10-65, Transition Related to FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-than-Temporary Impairments, as of January 1, 2009, prior period net impairment losses are not restated; but rather reflect both credit and non-credit related impairment.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
Assets
Cash and due from banks	$79,694	$84,346	$93,259	$88,277	$93,327
Interest-bearing bank deposits	332	961	392	289	267
Securities available for sale, at market value	1,231,772	1,264,685	1,271,925	1,349,920	1,349,561
Securities held to maturity, at amortized cost, (Market value $42,466 at September 30, 2009 and $50,558 at December 31, 2008)	41,397	44,398	46,433	50,840	56,839
Other Investments	51,431	51,431	51,431	51,431	52,967
Loans:
Portfolio loans, net of unearned income	4,649,034	4,536,771	4,457,358	4,418,377	4,184,600
Allowance for credit losses	(88,862)	(83,056)	(41,549)	(52,759)	(45,482)

Net loans	4,560,172	4,453,715	4,415,809	4,365,618	4,139,118
Premises and equipment, net	72,074	72,379	73,376	72,636	71,141
Other real estate owned	24,138	25,565	25,936	3,262	3,718
Goodwill	159,956	159,956	159,956	159,956	159,956
Amortizing intangibles, net	8,063	8,747	9,490	10,233	10,976
Other assets	284,444	282,814	274,567	273,418	265,920

Total assets	$6,513,473	$6,448,997	$6,422,574	$6,425,880	$6,203,790

Liabilities
Deposits (all domestic):
Noninterest-bearing	$599,842	$592,219	$573,573	$566,845	$564,443
Interest-bearing demand deposits	93,062	99,281	90,217	97,011	101,955
Savings deposits	2,133,203	2,045,970	1,850,809	1,773,843	1,703,804
Time deposits	1,670,930	1,748,420	1,803,829	1,842,644	1,890,928

Total interest-bearing	3,897,195	3,893,671	3,744,855	3,713,498	3,696,687

Total deposits	4,497,037	4,485,890	4,318,428	4,280,343	4,261,130

Short-term borrowings	1,043,447	998,259	1,111,220	1,139,737	875,424
Other liabilities	42,275	44,866	56,255	63,778	43,385

Subordinated debentures	105,750	105,750	105,750	105,750	105,750
Other long-term debt	179,784	180,922	183,421	183,493	386,288

Total long-term debt	285,534	286,672	289,171	289,243	492,038

Total liabilities	5,868,293	5,815,687	5,775,074	5,773,101	5,671,977

Shareholders’ Equity
Preferred stock, $1 par value per share, 3,000,000 shares authorized, none issued	0	0	0	0	0
Common stock, $1 par value per share, 200,000,000 shares authorized; 86,600,431 shares issued and 85,056,516 shares outstanding at September 30, 2009; 86,600,431 shares issued and 85,050,744 shares outstanding at December 31, 2008	86,600	86,600	86,600	86,600	75,100
Additional paid-in capital	302,418	302,602	302,862	303,008	205,953
Retained earnings	281,513	287,092	305,712	309,947	315,404
Accumulated other comprehensive loss, net	(1,545)	(18,618)	(22,763)	(21,269)	(38,133)
Treasury stock (1,543,915 and 1,549,687 shares at September 30, 2009 and December 31, 2008, respectively, at cost)	(17,706)	(17,766)	(17,811)	(17,907)	(18,411)
Unearned ESOP shares	(6,100)	(6,600)	(7,100)	(7,600)	(8,100)

Total shareholders’ equity	645,180	633,310	647,500	652,779	531,813

Total liabilities and shareholders’ equity	$6,513,473	$6,448,997	$6,422,574	$6,425,880	$6,203,790

Book value per share	$7.59	$7.45	$7.61	$7.68	$7.23
Market value per share	$5.68	$6.34	$8.87	$12.38	$13.47

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Loans by Categories (dollars in thousands)
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
Commercial, financial, agricultural and other	$1,265,546	$1,233,131	$1,259,498	$1,272,014	$1,148,601
Real estate - construction	347,805	476,762	449,771	464,806	382,225
Real estate - residential	1,226,519	1,223,690	1,199,472	1,210,985	1,223,611
Real estate - commercial	1,259,063	1,075,659	1,047,331	974,772	938,044
Loans to individuals	550,101	527,529	501,286	495,800	492,119

Total loans and leases, net of unearned income	$4,649,034	$4,536,771	$4,457,358	$4,418,377	$4,184,600

The amount reflected in “Real estate-construction” as of June 30, 2009 includes $50.6 million in respect of loans that were previously classified as “Commercial, financial, agricultural and other”, “Real estate-residential” and “Real estate-commercial”. Amounts for prior periods have been adjusted to reflect the effect of this reclassification.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Quarter To Date Average Balance Sheets and Net Interest Analysis at September 30,

(dollars in thousands)

	2009			2008
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$461	$1	1.04%	$355	$2	1.94%
Tax-free investment securities	228,271	2,540	6.79%	279,792	3,176	6.95%
Taxable investment securities	1,097,923	12,437	4.49%	1,246,144	15,676	5.01%
Federal funds sold	0	0	0.00%	48	0	1.90%
Loans, net of unearned income (b)(c)	4,600,016	57,085	5.07%	4,149,186	62,285	6.11%

Total interest-earning assets	5,926,671	72,063	5.03%	5,675,525	81,139	5.91%

Noninterest-earning assets:
Cash	78,497			80,393
Allowance for credit losses	(82,681)			(44,621)
Other assets	562,449			512,996

Total noninterest-earning assets	558,265			548,768

Total Assets	$6,484,936			$6,224,293

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$603,830	$388	0.25%	$623,686	$1,225	0.78%
Savings deposits (d)	1,601,898	4,421	1.10%	1,165,568	4,348	1.48%
Time deposits	1,707,787	12,205	2.84%	1,938,709	17,496	3.59%
Short-term borrowings	996,416	947	0.38%	858,165	4,634	2.15%
Long-term debt	286,427	3,119	4.32%	495,170	5,509	4.43%

Total interest-bearing liabilities	5,196,358	21,080	1.61%	5,081,298	33,212	2.60%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	599,606			558,373
Other liabilities	40,149			36,527
Shareholders’ equity	648,823			548,095

Total noninterest-bearing funding sources	1,288,578			1,142,995

Total Liabilities and Shareholders’ Equity	$6,484,936			$6,224,293

Net Interest Income and Net Yield on Interest-Earning Assets		$50,983	3.62%		$47,927	3.58%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Year To Date Average Balance Sheets and Net Interest Analysis at September 30,

(dollars in thousands)

	2009			2008
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$679	$3	0.60%	$416	$9	2.74%
Tax-free investment securities	241,709	8,094	6.89%	300,125	10,118	6.93%
Taxable investment securities	1,120,005	39,474	4.71%	1,300,267	48,072	4.94%
Federal funds sold	0	0	0.00%	125	2	2.49%
Loans, net of unearned income (b)(c)	4,524,567	173,153	5.26%	4,011,476	186,966	6.37%

Total interest-earning assets	5,886,960	220,724	5.22%	5,612,409	245,167	6.07%

Noninterest-earning assets:
Cash	75,994			76,386
Allowance for credit losses	(59,811)			(43,003)
Other assets	548,765			499,632

Total noninterest-earning assets	564,948			533,015

Total Assets	$6,451,908			$6,145,424

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$600,230	$1,367	0.30%	$602,340	$4,213	0.93%
Savings deposits (d)	1,450,336	12,715	1.17%	1,128,539	13,845	1.64%
Time deposits	1,766,375	40,382	3.06%	2,043,109	61,414	4.02%
Short-term borrowings	1,065,530	3,427	0.43%	709,586	12,590	2.37%
Long-term debt	288,221	9,763	4.53%	521,543	17,163	4.40%

Total interest-bearing liabilities	5,170,692	67,654	1.75%	5,005,117	109,225	2.91%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	582,952			536,837
Other liabilities	41,766			36,201
Shareholders’ equity	656,498			567,269

Total noninterest-bearing funding sources	1,281,216			1,140,307

Total Liabilities and Shareholders’ Equity	$6,451,908			$6,145,424

Net Interest Income and Net Yield on Interest-Earning Assets		$153,070	3.69%		$135,942	3.47%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Asset Quality Data

(dollars in thousands)

	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008

Loans on non-accrual basis	$133,200	$81,285	$29,049	$55,922	$49,692
Troubled debt restructured loans	627	637	128	132	135

Total nonperforming loans	$133,827	$81,922	$29,177	$56,054	$49,827
Non-accrual securities at market value	$3,738	$530	$0	$0	$0
Loans past due in excess of 90 days and still accruing	$14,369	$14,978	$17,532	$16,189	$13,719
Loans outstanding at end of period	$4,649,034	$4,536,771	$4,457,358	$4,418,377	$4,184,600
Average loans outstanding	$4,524,567	$4,486,216	$4,460,337	$4,084,506	$4,011,476
Allowance for credit losses	$88,862	$83,056	$41,549	$52,759	$45,482
Nonperforming loans as a percentage of total loans	2.88%	1.81%	0.65%	1.27%	1.19%
Provision for credit losses (Year To Date)	$77,906	$56,490	$8,242	$23,095	$12,453
Net credit losses (Year To Date)	$41,803	$26,193	$19,451	$12,732	$9,367
Net credit losses as a percentage of average loans outstanding (annualized)	1.24%	1.18%	1.77%	0.31%	0.31%
Allowance for credit losses as a percentage of average loans outstanding	1.96%	1.85%	0.93%	1.29%	1.13%
Allowance for credit losses as a percentage of nonperforming loans	66.40%	101.38%	142.40%	94.12%	91.28%
Other real estate owned	$24,138	$25,565	$25,936	$3,262	$3,718

Profitability Ratios (dollars in thousands)
	For the Quarter Ended					For the Nine Months Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	September 30, 2009	September 30, 2008
Return on average assets	-0.19%	-1.16%	0.11%	0.56%	0.65%	-0.41%	0.74%
Return on average equity	-1.86%	-11.34%	1.03%	5.79%	7.38%	-4.07%	8.05%
Net interest margin (a)	3.62%	3.73%	3.72%	3.87%	3.58%	3.69%	3.47%
Efficiency ratio (b)	61.95%	64.71%	65.29%	60.10%	59.07%	63.99%	65.33%
Fully tax equivalent adjustment	$3,052	$3,091	$3,185	$3,166	$3,202	$9,328	$9,928

(a)	Net interest margin has been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Efficiency ratio is “total non-interest expense” as a percentage of total revenue.
Total revenue consists of “net interest income, on a fully tax-equivalent basis,” plus “total non-interest income,” excluding “net impairment losses.”

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Pooled Trust Preferred Security Detail

(dollars in thousands)

Deal	Class	Book Value	Fair Value	Unrealized Gain (Loss)	Moody’s/Fitch Ratings	Number of Banks	Deferrals and Defaults as a % of Current Collateral	Excess Subordination as a % of Current Performing Collateral
Pre TSL I	Senior	$3,681	$3,203	$(478)	A1/A	32	19.46%	83.66%
Pre TSL IV	Mezzanine	1,830	692	(1,138)	Ca/B	6	27.07%	19.33%
Pre TSL V	Mezzanine	456	174	(282)	Ba3/A	4	65.87%	0.00%
Pre TSL VI	Mezzanine	340	166	(174)	Caa1/CCC	5	61.35%	0.00%
Pre TSL VII	Mezzanine	5,591	1,975	(3,616)	Ca/CC	20	57.26%	0.00%
Pre TSL VIII	Mezzanine	2,025	423	(1,602)	Ca/CC	36	42.84%	0.00%
Pre TSL IX	Mezzanine	2,423	955	(1,468)	Ca/CC	49	26.33%	0.00%
Pre TSL X	Mezzanine	2,439	644	(1,795)	Ca/CC	58	31.85%	0.00%
Pre TSL XII	Mezzanine	7,809	2,671	(5,138)	Ca/CC	78	24.05%	0.00%
Pre TSL XIII	Mezzanine	14,598	5,229	(9,369)	Ca/CC	65	17.79%	0.00%
Pre TSL XIV	Mezzanine	15,690	6,066	(9,624)	Ca/CC	64	15.08%	0.00%
MMCap I	Senior	8,731	7,182	(1,549)	A3/A	29	9.15%	93.00%
MMCap I	Mezzanine	1,058	523	(535)	Ca/CCC	29	9.15%	4.65%
MM Comm IX	Mezzanine	10,574	4,484	(6,090)	Caa3/CC	34	33.00%	0.00%

Total		$77,245	$34,387	$(42,858)

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Commercial Portfolio Loans

Original Balance $1 Million and Greater

(dollars in thousands)

	Commercial, Financial Agricultural and Other	Real Estate Construction	Real Estate Commercial	Total	Loans Past Due 90 Days and Still Accruing	Nonaccrual
Pennsylvania	$795,935	$170,395	$779,590	$1,745,920	$0	$31,065
Ohio	59,277	11,893	20,656	91,826	0	3,004
Maryland	47,075	0	5,196	52,271	0	1,982
West Virginia	40,505	5,836	34,667	81,008	0	0
Virginia	27,274	0	0	27,274	0	0
New York	3,762	7,342	24,902	36,006	0	0
Florida	20,390	73,637	1,857	95,884	0	61,638
Arizona	0	0	13,883	13,883	0	0
Other	41,005	72,425	31,570	145,000	0	18,065

Total	$1,035,223	$341,528	$912,321	$2,289,072	$0	$115,754